EXHIBIT 99.p.21

Ninety One North America, Inc.

Code of Ethics

Effective October 1, 2020

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Ninety One NA. Code of Ethics

1.	INTRODUCTION

This document represents the written Code of Ethics (the “Code”) as required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) for Ninety One North America, Inc. (“Ninety One NA”). The Code is also intended to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act,” and together with the Advisers Act, the “Rules”) which applies to Ninety One NA because we serve as an investment adviser to registered investment companies (each, a “Registered Fund”). Rule 17j-1 specifically requires us to adopt a code of ethics that contains provisions reasonably necessary to prevent an Access Person from engaging in fraudulent conduct and any unlawful actions, including insider trading.

In order to comply with the Rules, Ninety One NA has adopted this Code which:

●	Aims to place the interest of Ninety One NA’s clients over the interests of any Supervised Person;

●	Imposes standards of business conduct for all Supervised Persons;

●	Requires Supervised Persons to comply with the Federal Securities Laws;

●	Regulates an Access Person’s personal securities transactions;

●	Mandates periodic reporting and review of personal Securities transactions; and

●	Requires Supervised Persons to report violations of the Code and determines consequences for the failure to comply.

Defined terms used herein have the meanings ascribed to them below.

2.	Fiduciary Duty

Ninety One NA and its Supervised Persons owe a fiduciary duty to its clients. An adviser’s fiduciary duty includes a duty of care and duty of loyalty. A fiduciary must avoid activities, interests and relationships that interfere or appear to interfere with its ability to make decisions in the best interests of its clients.

Duty of care includes:

A duty to provide advice that is in the best interest of the client – the adviser must have a reasonable understanding of its client’s investment profile or investment mandate and have a reasonable belief that advice is in the best interest of the client. A critical component of this duty means the adviser must have a reasonable understanding of the client’s objectives after reasonably inquiring into such objectives. The adviser’s advice needs to be suitable for the client.

A duty to seek best execution – the adviser must seek to obtain the execution of transactions for each of its clients such that the total cost of proceeds in each transaction are most favorable under the circumstances.

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The goal must be to maximize value for the client under the circumstances occurring at the time of transaction. Price is often a determinate factor, but the adviser also needs to consider whether the transaction represents the best qualitative execution.

A duty to provide advice and monitoring over the course of the relationship – the adviser must provide advice and monitoring at a frequency that is in the best interest of the client, taking into account the scope of the agreed relationship. As a general matter, an adviser’s duty to monitor extends to all personalized advice it provides to the client, including, for example, in an ongoing relationship, an evaluation of whether a client’s account or program type (for example, a wrap account) continues to be in the client’s best interest.

Duty of loyalty: An adviser must not place its own interests ahead of its client’s interests. To meet its duty of loyalty, the adviser must make full and fair disclosure to its clients of all material facts relating to the advisory relationship and either eliminate or provide full and fair disclose all conflicts of interest which might incline an investment adviser—consciously or unconsciously—to render advice which is not disinterested.

3.	Antifraud Provisions – General

The Adviser is also subject to antifraud provisions. The Rules prohibits misstatements or misleading omissions of material facts and other fraudulent acts and practices in connection with the conduct of an investment advisory business.

Section 206 of the Advisers Act makes it unlawful for advisers to, directly or indirectly:

●	Employ any device, scheme or artifice to defraud any client or prospective client;

●	Engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

●	Act as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining consent of the client to such transaction; or

●	Engage in any act, practice or course of business that is fraudulent, deceptive or manipulative.

●	Supervised Persons shall be reminded that Federal Securities Laws (as defined below) have antifraud provisions, most notably, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder.

The 1940 Act makes it unlawful to:

●	To employ any device, scheme or artifice to defraud a Registered Fund;

●	To make any untrue statement of a material fact to a Registered Fund or omit to state a material fact necessary in order to make the statements made to a Registered Fund, in light of the circumstances under which they are made, not misleading;
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●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Registered Fund; or

●	To engage in any manipulative practice with respect to a Registered Fund

4.	Persons to Whom This Code Applies

The Code applies to all Supervised Persons, which includes Access Persons, as well as any consultants, temporary employees, interns and individuals who occupy similar roles. On an annual basis Supervised Persons are required to acknowledge receipt of the Code and represent in writing that they have read and understood it.

5.	Business Conduct Standards

Supervised Persons are required to satisfy the fiduciary duty placed on advisers including, but not limited to, the following standards of contact:

●	Place the Interest of Client Accounts First: Ninety One NA has the fiduciary duty to act at all times in the interests of its clients first. As fiduciaries, Supervised Persons must rigorously avoid servicing their own personal interests ahead of the interests of its clients. Supervised Persons may not cause a client to take action, or not to take action, for their personal benefit rather than for the client’s benefit.

●	Do Not Engage in Fraudulent Activity: Information obtained in course of business activities for Ninety One NA, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Supervised Person shall (i) misuse material non-public information whether obtained in the course of business activities for Ninety One NA or otherwise; (ii) employ any device, scheme or artifice to defraud Ninety One NA’s clients; (iii) make any untrue statement of a material fact to Ninety One NA’s existing and potential clients; (iv) engage in any act, practice or course of business which operates to defraud or deceive clients or potential clients of Ninety One NA; (v) engage in any manipulative practice with respect to Ninety One NA’s existing and potential clients or (vi) misappropriate any assets or investment opportunities of a client.

6.	Confidentiality

Supervised Persons must maintain the confidentiality of sensitive information entrusted to them by Ninety One NA or its affiliates or their respective clients and must not disclose such information to any persons except when disclosure is authorized by Ninety One NA or mandated by law other than to (1) other of

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Ninety One NA’s or its affiliates’ Supervised Persons who have an “need to know” in connection with their duties, or (2) persons outside Ninety One NA (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from Ninety One NA or its affiliates or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements. Confidential information includes all non-public information that is not known to the general public. It also includes our intellectual property (such as confidential product information, trade secrets, patents, trademarks and copyrights), business, marketing and service plans and processes, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to Ninety One NA.

The obligation to preserve Confidential Information continues even after a Supervised Person’s employment with Ninety One NA ends.

7.	Compliance with Federal Securities Laws

Supervised Persons must obey all laws and regulations applicable to Ninety One NA’s business, including but not limited to, Federal Securities Laws. Supervised Persons are responsible for reading, knowing and adhering to Ninety One NA’s Code of Ethics that implements the mandates of applicable laws. In addition, Ninety One NA expects all Supervised Persons to exercise sound judgment in the performance of their duties. If in doubt about the legality or ethics of any conduct, please contact Compliance and ask for guidance.

8.	Personal Trading Activity

Your personal securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflicts of interest or any abuse of an individual’s position of trust and responsibility. Therefore, Supervised Persons must comply with the personal trading policies and procedures set forth in the Code. Doubtful situations should be resolved an against Supervised Person’s personal trading.

Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of Federal Securities Laws and the policies of Ninety One NA for any of its Supervised Persons to engage in any act, practice or course of business in connection with the purchase and sale of any Securities for a Supervised Person Account which violates any of the Federal Securities Laws designated to prevent fraudulent, deceptive, or manipulative acts. Two common examples of such prohibited activities are described below. However, any fraudulent practice in connection with the purchase or sale of Securities for an Access Person Account is prohibited by the Federal Securities Laws and the Compliance Manual.

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Common Examples of Fraudulent Personal Trading

Front-Running: The practice of trading on the basis of the anticipated market effect of trades for Client Accounts, which is known as “front-running” or “scalping,” is a violation of the Federal Securities Laws. Examples of front-running or scalping include:

●	An Access Person Account uses knowledge of a future purchase of a security for a Client Account and acquires direct or indirect ownership in the security before the Client Account buys the security.

●	An Access Person Account uses knowledge of a future sale of a security by a Client Account and sells (short or long) the security before the Client Account sells the security.

Trading Client Accounts to Benefit Access Persons: The practice of trading a Client Account for the purpose of benefiting an Access Person Account is prohibited by the Federal Securities Laws.

If you are designated as an Access Person, you are subject to both the Code’s Personal Securities Transactions procedures below and the Global Personal Account Dealing (“PAD”) Policy.

The SEC presumes an Access Person is a beneficial owner of securities that are held by an Access Person’s immediate family member sharing the same household.

Reporting of Personal Securities Transactions by Access Persons

Access Persons are under the duty to provide the reports described below unless specifically exempted by the CCO.

Access Persons have the reporting requirements below for Reportable Securities.

All securities1 are “Reportable Securities”. The below are the only five exceptions to reporting requirements, or “Non-Reportable Securities”:

●	Transactions and holdings in direct obligations of the Government of the United States

●	Money market instruments: bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality, short-term debt instruments

1 The term “security” means any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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●	Shares of money market funds

●	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund

●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds

Initial Public Offerings

Access Persons must obtain approval prior to investing in an initial public offering (“IPO”) or private placement.

Initial and Annual Holding Reports

All Access Persons are required to submit holdings in Reportable Securities in which the Access Person has any direct or indirect Beneficial Ownership Interest as follows:

●	Access Persons must submit within 10 days of becoming Access Person an (“Initial Holdings Report”)

●	On a date selected by the CCO (typically in November), Access Persons must also submit their holdings in Reportable Securities in which the Access person has any direct or indirect Beneficial Ownership Interest (“Annual Holdings Report”)

●	Access Persons are required to promptly disclose new holdings in Reportable Securities if acquired prior to submitting the Annual Holdings Report.

●	Holdings reports must be current as of a date no more than 45 days prior to the date that person became an Access Person (for Initial Holdings Report) or 45 days prior to the date the holdings report is submitted (for Annual Holdings Report).

Initial Holdings Reports and Annual Holdings Reports must contain, at a minimum, the following information:

●	The title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

●	Number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership Interest;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and

●	The date the Access Person submits the report

In lieu of providing information regarding required Reportable Securities holdings and account information on the Initial Holdings Reports and Annual Holdings Report, an Access Person may submit duplicate account statements containing all the information required in the holdings reports provided that the Access Person checks the appropriate box in the Initial Holdings Reports and Annual Holdings Reports indicating

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that the Access Person has submitted the account statements and signs and submits such holdings reports and account statements in a timely manner. If you have any question about your Beneficial Ownership Interest in a security, please contact Compliance.

Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person must submit a quarterly transaction report of all Reportable Securities transactions (a “Quarterly Transaction Report”) to the CCO or designee that contains, at the minimum, the following information (if applicable) regarding each transaction in a Reportable Security in which the Access Person has a Beneficial Ownership Interest:

●	The date of the transaction;

●	The title, and as applicable, the exchange ticker symbol or CUSIP number;

●	Interest rate and maturity rate;

●	Number of shares, and principal amount of each Covered Security involved;

●	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the Access Person submits the report.

If you have questions about the Beneficial Ownership Interest in a security, please contact Compliance.

Exceptions from Reporting Requirements

An Access Person is not required to submit:

●	Any transaction or holding report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control; or

●	A transaction report with respect to transactions effects pursuant to an Automatic Investment Plan.

Periodic Statement Reporting Requirement

Any Access Person who has a brokerage account, even if such account contains only Non-Reportable Securities, must arrange for copies of duplicate statements of such brokerage account to be sent to Compliance.

Pre-Clearance of Personal Securities Transactions

Access Persons must pre-clear all trades in their Access Person Accounts including, without limitation, transaction in IPOs and private placements in the manner described in Ninety One’s PAD Policy. These pre-clearance requirements do not apply (i) to the receipts of gifts and bequests of securities (i.e., those which are not entirely controlled by the owner of the Access Person’s Account) or (ii) to Non-reportable Securities.

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Restricted Lists

In addition to the 15-Day Restrictive Rule, several other restrictions apply:

1.	Ninety One plc and Ninety One Ltd – Full and Staff Restricted Lists

2.	Ninety One plc and Ninety One Ltd – “Closed Period” Restriction

3.	Insider Information

Blackout Period / The 15-Day Restrictive Rule

A blackout period applies to Access Person Accounts related to certain trades (the “15-Day Restrictive Rule”), in which Supervised Persons are restricted from trading a security within 15 days, on either side, of a client trade involving the same security. Ninety One UK’s London trading desk (“Dealing Desk”) will consider actual client deals that are currently in the market as well as any client deals that have taken place over the last 15 days. 15 days will need to have passed before an Access Person trade involving the same security can be authorized. A waiver of the 15-day rule may be applied by the Head of Dealing for any deals in securities of liquid companies that fall within the major world stock exchange indices (defined here as FTSE-100, DAX 30, CAC 40, S&P 100, NASDAQ 100, and ALSI 40) that would not be deemed to conflict with a client deal.

Ban on Short Term Trading

Access Person Accounts are not allowed to profit from the purchase and sale of the same security or to have a “round trip” purchase and sale of the same security within six months (each, a “Short Term Trade”) without the prior consent of one of the co-Chief Investment Officer. Any profits realized on Short Term Trades may be required to be disgorged. Note that the six-month holding period starts with the most recent purchase of the same security, e.g., if you purchase 100 shares of Stock A on March 1, then purchase additional 100 shares of Stock A on August 1, you must now hold all 200 shares of Stock A for six months as of August 1.

Mandatory Closing Out of Access Person’s Positions

Ninety One NA reserves the right to require an Access Person to liquidate or otherwise close-outa position in an Access Person Account at the Access Person’s expense if it is determined that any of his or her investments violate the provisions of the Code. Even though a particular transaction may not be explicitly prohibited by the Code, Ninety One NA reserves the right to restrict trading in any financial instrument and/or require an Access Person to liquidate any position held in any Access Person Account (whether at a profit or loss) and disgorge any profit earned.

Monitoring and Compliance Review

Compliance shall review the account statements/confirmations and the reports required to be submitted

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pursuant to the reporting section of the Code and the pre-clearance documents completed following the personal account dealing procedure and report the results of such review to the CCO. The SEC will have access to all Access Person Account records during an examination.

Please note that this section is supplemented by Ninety One’s Personal Account Dealing (PAD) Policy.

9.	CONFLICTS OF INTEREST

Conflicts of interest may exist between Ninety One NA or Supervised Persons, on the one hand, and its clients, on the other. Conflicts of interests may also exist between clients.

Every adviser must identify its material conflicts, the effect(s) that they have on the adviser, Supervised Persons and its clients and the means to mitigate or resolve them. This means keeping and maintaining a conflicts policy, developing procedures for when conflicts of interest arise, and disclosing such conflicts of interest and the means to address them.

The disclosure in Form ADV Part 2 of the material conflicts and the means to address them must be sufficiently clear and concrete so that a reasonable prospect or client understands clearly the conflict and how it is addressed. There have been severe penalties resulting from SEC enforcement actions for deficient disclosure or failure to act in accordance with disclosures. Advisers may also be sued if their disclosures are materially incorrect, in particular, if there is a material omission, such as an undisclosed conflict of interest.+2

Examples of conflicts of interest and means to address them include the following (although we note that this is not an exhaustive list of conflicts of interest, in general, or the conflicts facing Ninety One NA or Supervised Persons, more specifically):

●	If an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation;

●	If an adviser or an affiliate of the adviser has an interest (e.g., selling commissions) in an investment being recommended, the extent of the adviser’s interest must be disclosed;

●	If an adviser recommends that clients effect transactions through the Adviser’s broker-dealer affiliate, the extent of all adverse interests, including the amount of any compensation the adviser or affiliated broker dealer will receive in connection with the transactions, should be disclosed;

●	If an adviser or an affiliate will be buying or selling the same securities as a client, the client should be informed of this fact and also whether the adviser (or the affiliate) is or may be taking

2 See e.g. SEC v. Gabelli, 2011 WL 3250556 (2d Cir. Aug. 1, 2011).

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a position inconsistent with the client’s position; or

●	An adviser or related party compensates a third party for referring a client, the material terms of the arrangement must be disclosed to, and acknowledged by, the client.

Please note that this section is supplemented by Ninety One’s Conflicts of Interest Policy.

10.	DISCLOSURE OF OUTSIDE INTERESTS

A Supervised Person may not maintain outside business affiliations (e.g., acting as an officer or director, trustee or member of an unrelated business, undertaking part-time employment) without the prior written approval of Compliance and, where appropriate, such Supervised Person’s Supervisor and/or the CEO. Each Supervised Person must also submit an annual declaration of his or her outside interests.

Policies and procedures designed for Supervised Persons to declare any outside interests are set forth in the Global Code of Ethics.

Please note that this section is supplemented by Ninety One’s Global Code of Ethics Policy.

11.	Protection of Material Nonpublic INFORMATION

From time to time, Supervised Persons may become recipients of material, nonpublic information (“MNPI”). Ninety One NA is required to establish, maintain and enforce policies and procedures to prevent the misuse of MNPI. These requirements are included in the Insider Trading and Securities Fraud Enforcement Act of 1988. Ninety One NA and its affiliates have established policies and procedures reasonably designed to prevent the misuse of MNPI considering Ninety One NA’s business, structure, size and other relevant factors. In all instances, MNPI shall be protected and preserved in strict compliance with this policy.

Definition and Application of Inside Information and Tipping

Material, nonpublic Information and the terms “insider trading” and “tipping” are not defined in the Federal Securities Laws but were developed through case law under the Exchange Act and Rule 10b-5 thereunder. Other provisions of the Exchange Act and the Advisers Act and the rules thereunder also address the misuse of MNPI; in particular, Section 204A and Rule 204A-1 of the Advisers Act.

The law concerning MNPI, insider trading and tipping is dynamic, and the SEC enforces cases on a regular basis. U.S. authorities do not hesitate to sue persons outside the United States and are often able to detect and take action within hours.

Broadly, the law prohibits any misuse of MNPI, including:

●	Trading or tipping by an insider while in possession of MNPI;
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●	Trading or tipping by a non-insider, while in possession of MNPI, where the information was either disclosed to the non-insider in breach of an insider’s duty to keep it confidential or was misappropriated; or

●	Communicating MNPI to others.

At Ninety One NA, concerns about the misuse of Inside Information may arise primarily in two ways. First, a Supervised Person may come into possession of MNPI about another company, such as an issuer in which he or she (or his or her personnel) will invest either for clients or his or her own account. If a Supervised Person has or believes to have such MNPI, he or she must notify the CCO immediately and must not act on that that information.

Second, Ninety One NA as an adviser might acquire or have MNPI in relation to its own business activities. In this context, the SEC has stated that the term “MNPI” may include information about an adviser’s recommendations and client securities holding and transactions – this clearly is confidential client information. It is our policy that all such Confidential Client Information is to be kept in strict confidence by those who receive it and may be divulged only within Ninety One NA on a need to know basis in connection with the performance of services to Ninety One NA’s clients.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. Ninety One NA may be deemed an insider when it comes into possession of Inside Information through its various business activities or through a Supervised Person who has been tipped off outside Ninety One NA’s activities. Ninety One NA will remain an insider as long as it has Inside Information. A person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of Ninety One NA’s affairs and, as a result, is given access to information solely for Ninety One NA’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee, for example, could become a temporary insider to a company because of such employee’s relationship to the company (e.g., by having contact with company executives while researching the company). Such company must expect Ninety One NA as the adviser to keep the disclosed MNPI confidential, and the relationship must at least imply such a duty before Ninety One NA will be considered an insider or temporary insider.

It may also be the case that a connected person of an Access Person may have MNPI and be deemed to be an insider. Supervised Persons are cautioned in such situations in order to avoid liability for tipping or misappropriating MNPI and must notify the CCO immediately if they believe to have been tipped off with MNPI.

What is “Material” Information?

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“Material” information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. The information is deemed to “alter the total mix of information available.” Such information includes, but is not limited to:

●	dividend changes, profit forecasts, earnings, estimates, changes in previously released earnings and estimates, significant merger or acquisition proposals or agreements;

●	major litigation;

●	liquidation problems and knowledge of an impending default; or

●	knowledge of an impending change in a rating by a rating agency and/or extraordinary management developments.

Material information does not have to relate to company’s business. For example, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security has been considered material by U.S. courts. More specifically, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

What is “Non-Public” Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to a fact to show that the information is generally public and not “just released within a few moments.” For example, information in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping?

Tipping is giving or making available MNPI to anyone who might be expected to trade while in possession of that MNPI. A Supervised Person may become a “tippee” by acquiring MNPI from a tipper, which would then require such Supervised Person to follow the procedures below for reporting and limiting use of the MNPI.

Penalties and Consequences of Misusing MNPI

The improper use or unauthorized disclosure of MNPI by any employee, including trading while in possession of the MNPI, can inflict great damage on Ninety One NA, its clients, affiliates and employees. At a minimum, the misuse of MNPI can create a negative impression in the eyes of clients, regulators, the public and the business community. Penalties for trading on or communicating MNPI are severe. For both individuals involved in such unlawful conduct and their employers the penalties may include fines or damages up to three times the amount of any profit gained or loss avoided. A person may be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgements of profits, jail sentences or fines for the

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person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited. Fines for the employer and other controlling persons can total up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. Any violation of this policy can be expected to result on serious sanctions by Ninety One NA, including dismissal of the person(s) involved.

It is the duty of every Supervised Person to remain constantly alert to possible violations of this policy regarding the use of dissemination of Inside Information. All employees who suspect such improper use by any other person must immediately communicate the relevant facts to the General Counsel or the CCO.

Guidelines on the Treatment of MNPI

●	Learning of MNPI: It is not illegal to learn MNPI. It is, however, illegal to trade on such MNPI or to pass it on to others who have no legitimate business reason for receiving such MNPI.

●	Steps to Follow When You Think You Have MNPI: If, after consideration of the above, a Supervised Person believes that they have learned MNPI, or if a Supervised Person has questions as to whether the information is MNPI, you should contact only Compliance immediately. Supervised Persons are prohibited from trading on or disclosing the potential MNPI the Supervised Person has learned without first consulting Compliance.

●	Investigation of Trading Activities: From time to time, various stock exchanges, FINRA and the SEC may request information from Ninety One NA concerning trading in the specific securities that may coincide with market news. Requests from a stock exchange or regulator for this type of information should be referred directly to the CCO. The Supervised Person may be asked to sign a sworn affidavit stating that at the time of the trading, the employee did not have any MNPI about the securities in question. Ninety One NA may submit these affidavits to the applicable stock exchanges, FINRA or SEC.

Procedures to Detect and Prevent Insider Trading

The role of Compliance is critical to the implementation and maintenance of Ninety One NA’s procedures against insider trading. Supervisory procedures can be divided into two classifications, prevention of the insider trading and detection of insider trading.

Detection of Insider Trading

To detect insider trading, the compliance department will (i) periodically review the personal trading activity of Access Persons and (ii) review trading activity of Ninety One NA’s accounts.

Prevention of Insider Trading

To prevent insider trading, Compliance will:

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●	Provide, on a periodic basis, a compliance training program to familiarize Access Persons with Ninety One NA’s insider trading procedures.

●	Answer questions regarding Ninety One NA’s insider trading procedures.

●	Resolve issues of whether information received by a Supervised Person is material and non-public.

●	Review on a regular basis and update as necessary Ninety One NA’s insider trading procedures.

●	When it has been determined that a Supervised Person has material, non-public information: (i) implement measures to prevent dissemination of such MNPI; (ii) if necessary, restrict employees from trading the securities and (iii) maintain Restricted Lists.

●	Require prior written approval before a Supervised Person may serve on board of directors or other governing board of a publicly traded company.

●	Maintain a log in a manner consistent with Ninety One’s policies and procedures, of all incidents brought to Compliance’s attention when potential MNPI was received by an employee. Such a log shall remain confidential.

12.	BREACHES OF THE CODE

Technical compliance with the requirements set forth in the Code will not insulate anyone from scrutiny for any actions that create the appearance of a violation. Supervised Persons are expected to also abide by the spirit of the requirements set forth in the Code. Ninety One NA may impose penalties for breaches of the policies and procedures contained in the Code. Depending on the nature of the breach, penalties may include a breach memo to the Supervised Person’s file, a formal letter of censure, disgorgement of profits, civil or criminal fines and penalties, referrals to regulatory or self-regulatory bodies, including and up to termination of employment.

13.	Reporting of Violations

Ninety One NA is required by law to keep a record of all violations of this Code, including the failure by an Access Person to submit a transaction or holding report required by this Code in a timely fashion. If you become aware of any violations or potential violations of any of the provision of the Code, you must report such violations or potential violations promptly to the CCO. Failure to report any violations of the Code that you are aware of in a prompt manner will be considered itself a violation of the Code and subject to remedial action at the discretion of Ninety One’s Board.

In addition, Ninety One NA is required to annually describe any issues arising under the Code or procedures, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations, in a report to the Registered Fund’s board of directors.

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If in doubt about the legality or ethics of any conduct, please contact the CCO to request guidance. If you have witnessed the violation of Federal Securities Laws, you may be eligible to participate in the SEC’s whistleblowing program.

14.	WHAT TO DO WHEN IN DOUBT?

When in doubt, ask before you act. Please contact the CCO or the CCO’s designee. In addition, all Supervised Person are told to contact the CCO if there is any reason to believe that a violation of the requirements set forth in the Code of Ethics. Our integrity is of the utmost importance and critical to our long-term success.

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Ninety One NA. Code of Ethics

Definitions

“Access Person” is defined by the Advisers Act to mean any Supervised Person of an adviser who (i) has access to nonpublic information regarding any advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a reportable fund or (2) is involved in making securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic.

“Access Person Account” means any account in which an Access Person has direct or indirect Beneficial Ownership interest in Securities held in the account unless such an account is specifically excluded from the Code’s requirements. An Access Person Account does not include any account over which the Access Person has no direct or indirect influence or control and in which transactions are effected without the Access Person’s prior notifications.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically to (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership Interest” means any interest in securities where a person directly or indirectly, though any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest’ in such securities. While the definition of “Pecuniary Interest” is complex, a Supervised Person generally has a pecuniary interest in securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

“Client Account” means a Managed Account, LLC or other commingled fund or mutual fund managed by Ninety One NA in its capacity as an adviser or as a sub-advisor.

“Confidential Client Information” includes the names of clients, contract details, client positions, orders being worked for client and advice or recommendations prepared for used for clients. This also includes non-public information regarding potential clients.

“Reportable Security” means any Security other than Non-Reportable Securities

“Access Person Account” means any account in which an Access Person has a direct or indirect Beneficial Ownership Interest in the Securities held in the account unless such an account is specifically excluded from this Code’s requirements by the CCO. An Access Person Account does not include any account over which the Access Person has no direct or indirect influence or control or in which transactions are effected without the Access Person’s prior notifications. Generally, it includes but is not limited to 1) each Access Person’s personal account; and 2) any account of any immediate family member sharing a household with the Access Person; or 3) any other account including a trust or partnership, over which the Access Person or her or his family member exercises investment discretion.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the

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Ninety One NA. Code of Ethics

Investment Company Act, the Advisers Act, Title V of the GLBA (as defined below), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

“Restricted List” means a list of issuers and/or Securities about which Ninety One NA may have received material non-public information. The Restricted List is maintained and monitored to ensure that no Access Person is trading or transacting in Restricted Securities and to ensure that issuers and/or Securities are added and removed in a systematic manner. Once an issuer is on the Restricted List, no trading in client or personal accounts may take place until the company has been removed from the list.

“Restricted Securities” are those Securities that are restricted from being purchased or sold by Access Persons for a particular period of time.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or an any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange related to foreign currency or, in general, any interest or instrument commonly known as “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, of warrant or right to subscribe to or purchase, any security of the foregoing.

1940 ACT DEFINITIONS

“Access Person” is defined by the 1940 Act as any Advisory Person of a Registered Fund or of a Registered Fund’s investment adviser. If an investment adviser’s primary business is advising Registered Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Registered Fund advised by the investment adviser. All of a Registered Fund’s directors, officers, and general partners are presumed to be Access Persons of the Registered Fund.

“Advisory Person” of a Registered Fund or of a Registered Fund’s investment adviser means (i) any director, officer, general partner or employee of the Registered Fund or investment adviser (or of any company in a control relationship to the Registered Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to the Registered

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Ninety One NA. Code of Ethics

Fund or investment adviser who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of Covered Securities by the Registered Fund.

“Control” has the same meaning as in section 2(a)(9) of the Act.

“Covered Security” means a security as defined in section 2(a)(36) of the Act, except that it does not include:

(i) Direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by open-end funds.

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If you have any questions about this Code of Ethics or any matter discussed herein, please contact Ninety One NA’s Chief Compliance Officer or email USCompliance@ninetyone.com.

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